Exhibit 99.1

Replimune Announces Appointment of Sushil Patel to CEO and Executive Leadership Transitions

Philip Astley-Sparke to transition from current role of CEO to Executive Chairman

Planned leadership changes position the company for commercialization

Preparations on track to submit RP1 biologics license application (BLA) in 2H 2024

Woburn, Mass., March 26, 2024 – Replimune Group, Inc. (NASDAQ: REPL), a clinical stage biotechnology company pioneering the development of a novel class of oncolytic immunotherapies, today announced changes to its executive leadership team designed to support the Company’s preparations for the commercial launch of RP1, pending regulatory submission and approval in anti-PD1 failed melanoma.

Sushil Patel, Ph.D., will succeed Philip Astley-Sparke as CEO effective April 1, 2024. Mr. Astley-Sparke will transition from his current role as CEO to Executive Chairman of the Board of Directors. Mr. Patel joined Replimune three years ago initially as Chief Commercial Officer and served most recently as Chief Strategy Officer. He has more than 20 years of experience in the biotech industry including pre- and post-launch commercialization strategy and execution in both U.S. and global markets. He has been involved in more than eight product launches in various roles of increasing responsibility across marketing, sales, and franchise management. Prior to joining Replimune, Mr. Patel served as franchise head for lung, skin and rare cancers at Genentech.

“Replimune is preparing to bring its first oncolytic immunotherapy to patients, and I am incredibly proud to be able to lead the company through this next phase of growth as we transition to a commercial stage company,” said Sushil Patel. “In the near term, we will be laser focused on delivering on our strategic priorities, including the anti-PD1 failed melanoma data and subsequent biologics license application submission, as well as launching our confirmatory trial in melanoma.”

Additional changes include:

•	Robert Coffin, Ph.D., Founder, President and Chief Research & Development Officer will move to an advisory role as Founder and Chief Scientist and will continue to serve on the Board of Directors.
•	Paul Bullock is being appointed Chief Manufacturing Officer and will assume oversight of manufacturing and lead operations in Framingham and Milton Park in the United Kingdom, following the retirement of Colin Love, Ph.D., Chief Operations Officer, and co-founder, who established our manufacturing operations.
•	Pamela Esposito, Ph.D., Chief Business Officer, and Tanya Lewis, Chief Development Operations Officer, will leave their executive positions and plan to continue to lend their functional expertise in an advisory capacity.

“In 2015, Philip and I set out on a journey to develop a new class of oncolytic immunotherapies,” said Robert Coffin, Ph.D., Founder, President and Chief Research & Development Officer of Replimune. “As we now look towards submitting our first BLA and to future commercialization, the time is right to transition from the team that founded the company to the one that will take us through a potential launch and beyond.”

Philip Astley-Sparke, CEO of Replimune continued, “Rob and I are very grateful for the invaluable contributions made by Colin Love, who established our state-of-the-art manufacturing capability, Pamela Esposito for driving our financing efforts and establishing our industry collaborations and to Tanya Lewis for scaling our operations. We all remain committed to supporting the company going forward and are confident that under Sushil’s leadership, Replimune will be well positioned to realize the promise of oncolytic immunotherapy across a broad range of indications in skin cancer and beyond.”

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 with the mission to transform cancer treatment by pioneering the development of a novel portfolio of oncolytic immunotherapies. Replimune’s proprietary RPx platform is based on a potent HSV-1 backbone intended to maximize immunogenic cell death and the induction of a systemic anti-tumor immune response. The RPx platform is designed to have a unique dual local and systemic activity consisting of direct selective virus-mediated killing of the tumor resulting in the release of tumor derived antigens and altering of the tumor microenvironment to ignite a strong and durable systemic response. The RPx product candidates are expected to be synergistic with most established and experimental cancer treatment modalities, leading to the versatility to be developed alone or combined with a variety of other treatment options. For more information, please visit www.replimune.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations about the design and advancement of our clinical trials, the timing and sufficiency of our clinical trial outcomes to support potential approval of any of our product candidates, our goals to develop and commercialize our product candidates, patient enrollments in our existing and planned clinical trials and the timing thereof, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs and timing of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, the availability of combination therapies needed to conduct our clinical trials, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of the coronavirus as a global pandemic and related public health issues and the Russian-Ukrainian and Israel-Hamas political and military conflicts, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey
ICR Westwicke
339.970.2843
chris.brinzey@westwicke.com

Media Inquiries

Arleen Goldenberg
Replimune
917.548.1582
media@replimune.com